EXHIBIT 4.9

THIS PROMISSORY NOTE AND THE SECURITIES OBTAINABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

5% CONVERTIBLE SUBORDINATED PROMISSORY NOTE

No. [ ]	June 4, 2010
U.S. $ _____________

FOR VALUE RECEIVED, the undersigned, National Holdings Corporation, a Delaware corporation (the “Company”), hereby unconditionally promises to pay ____________________ (the “Holder”), on the Maturity Date (as defined in Section 1 hereof) to the order of the Holder, in lawful money of the United States of America and in immediately available funds, the principal amount of _____________________ ($________) Dollars (the “Principal Amount”).  Simple interest shall accrue and be payable under this Note at the Maturity Date or upon conversion at the rate of 5% per annum (“Interest”).

This Note shall be binding upon the Company and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns.  The Company may not assign or delegate any of its duties or obligations under this Note without the written consent of the Holder.

This Note is one of a series of 5% convertible subordinated promissory notes of like tenor and ranking made by the Company in favor of certain investors and issued, from time to time (collectively, the “Notes”) pursuant to that certain Note Purchase Agreement by and between the Company and certain investors, including the Holder, date June 4, 2010 (the “Note Purchase Agreement”).  Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby.

1. Maturity.  Unless otherwise converted into the Units (as hereinafter defined) in accordance with Section 2 hereof, this Note shall mature on July 7, 2010, unless such date shall be otherwise extended in writing by the Holder in the Holder’s sole and absolute discretion (such date, the “Maturity Date”).  On the Maturity Date, unless, and to the extent, converted into Units in accordance with the provisions hereof or unless an Event of Default (as defined below) shall be in effect, any and all outstanding Principal and accrued Interest due and owing under the Note shall be immediately paid by the Company.

2. Conversion.

(a) Conversion Price and Optional Conversion.  The Holder shall have the right, at its option, to convert all or a portion of the Principal Amount of this Note, together accrued but unpaid interest, into units of the Company (the “Units”) consisting of (a) a newly created class of Series C Preferred Stock of the Company (the “Preferred Stock”) convertible into shares of the Company’s common stock, $0.02 par value per share (the “Common Stock”) and (b) a warrant exercisable for shares of Common Stock equal to 100% of the shares of Common Stock underlying the Preferred Stock (the “Unit Warrant”) issued in a subsequent financing of the Company in the manner contemplated by the terms and conditions set forth on Schedule A attached hereto (such financing the “Subsequent Financing”).  The number of Units to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the principal amount of this Note being converted by (ii) the price per Unit being sold in the Subsequent Financing (hereinafter referred to as the “Conversion Price”).  Any fraction of a Unit resulting from this calculation shall be rounded upward to the next whole Unit.  The Company covenants to cause the Preferred Stock, the Unit Warrant and the shares of Common Stock underlying the Preferred Stock and the Unit Warrant, when issued pursuant to this Section 2(a) or the terms of the Preferred Stock and the Unit Warrant, to be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof, other than any taxes, liens or charges not caused by the Company.

(b) Mechanics and Effect of Conversion.  To exercise the conversion privilege, the Holder shall surrender this Note, together with a written conversion notice, (a “Written Election to Convert”) in the form attached hereto as Exhibit A, to the Company at its principal office within 10 business days of its receipt of notice by the Company with respect to either the proposed consummation or the actual consummation of the Subsequent Financing.  This Note or portion thereof shall be deemed to have been converted upon the closing of the Subsequent Financing that follows the Company’s receipt of the Written Election to Convert, and the Holder, or the nominee or nominees of such Holder, shall be treated for all purposes as the record holder of the Units and the securities thereunder deliverable upon such conversion as of the close of business on such date.  At its expense, the Company will, within 5 days thereafter, issue and deliver to such Holder, at such Holder’s principal office, a certificate or certificates for the number of Units, Preferred Stock and Unit Warrants to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note.  Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Principal Amount and accrued Interest being converted including without limitation the obligation to pay such portion of the Principal Amount and accrued Interest.  In the event this Note is surrendered to the Company together with a Written Election to Convert and the Subsequent Financing is not consummated within 15 business days following the Company’s receipt of such materials, the Company shall promptly repay to the Holder, in immediately available funds, the Principal Amount and all accrued Interest hereunder.

(c) Subsequent Financings.  The Holder and the Company shall undertake their good faith best efforts to negotiate documentation relating to and to consummate the Subsequent Financing.  The Company shall ensure that the Holder’s rights to participate in the Subsequent Financing on the terms set forth herein are upheld and enforced.  For the period beginning on the date hereof and ending on the Maturity Date, without the prior written consent of the Lead Investor (as defined in the Note Purchase Agreement), not to be unreasonably withheld or delayed, neither the Company nor any Subsidiary shall consummate, or enter into or continue (and shall immediate cease) any discussions with any person or entity relating to, any debt, equity or equity-linked financing of the Company or any Subsidiary that is not on the terms and conditions of the Subsequent Financing unless, as liquidated damages, and not as a penalty, the Company (i) pays to the Holder in cash an amount equal to the “Makewhole Price” (as such term is defined in Schedule A attached hereto to the Note) as if the Holder had actually converted the Note into the Preferred Stock and (ii) issues the Holder the Unit Warrants, in each event in proportion to the amount of the principal amount of this Note bears to the aggregate principal amounts of all the Notes.

3.           Events of Default.  Subject to the subordination provisions herein, the entire unpaid Principal Amount and accrued Interest under this Note shall immediately become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, if any one or more of the following events (herein called “Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing:

(a)           the Company shall default in the performance of, or violate any of the covenants and agreements contained in this Note, including without limitation, the failure to pay amounts due under this Note on its Maturity Date, or any of the other Notes on their Maturity Date;

(b)           the Company shall default in the performance of, or violate any of the covenants and agreements, or breach in any material respect its representations and warranties contained in the Note Purchase Agreement;

(c)           there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s or any of its Subsidiaries’ (as defined in the Note Purchase Agreement) business for a continuous period of 10 days or it ceases to operate as going concern;

(d)           the Company nor any Subsidiary shall have received any oral or written notice from the SEC, FINRA (as defined in the Note Purchase Agreement) or any state securities regulatory authority of any pending or threatened action or proceeding relating to the revocation or modification of any registration or qualification of the Company’s broker-dealer Subsidiaries as broker-dealers (it being agreed by the Company that it shall immediately notify the Holder of any such occurrence);

(e)           if the Company or any Subsidiary of the Company shall:

(i)           admit in writing its inability to pay its debts generally as they become due;

(ii)           file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)           convey any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or make an assignment for the benefit of creditors;

(iv)           consent to the appointment of a receiver, trustee, custodian or similar official, for the Company or any material portion of the property or assets of the Company; or

(v)           on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or

(vi)           file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(f)           if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company or the applicable Subsidiary of the Company, a receiver of the whole or any substantial part of the Company’s or any Subsidiary’s assets; or

(g)           if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of the Company’s or any of its Subsidiaries assets.

4.           Remedies.  In case any one or more of the Events of Default specified in Section 3 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce the Holder’s rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder; provided, however, that Holder may not commence an involuntary proceedings against the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof without the express consent of St. Cloud Capital Partners, II L.P.

5.           Subordination.  The indebtedness evidenced by this Note is subordinated and junior in right of payment to all Senior Indebtedness (as defined below) to the extent and in the manner set forth in this Section 5.  In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, debt readjustment or composition or other similar proceeding relative to the Company, (ii) any proceeding for voluntary liquidation, dissolution or other winding up of the Company or (iii) any assignment for the benefit of creditors or any other marshaling of the assets of the Company,  then and in any such event the holders of all Senior Indebtedness shall first be paid in full the principal thereof and prepayment charges, if any, and interest at the time due thereon before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of this Note.  Unless and until all Senior Indebtedness has been fully paid and satisfied in cash, the Holder of this Note shall not (i) accept or receive, by setoff or in any other manner, from the Company the whole or any part of any sums which may now or hereafter be owing to Holder by the Company, (ii) declare of in any other manner find or hold Company in default, or (iii) commence, prosecute or participate in any administrative, legal or equitable action against the Company concerning this Note.  For purposes hereof, the term “Senior Indebtedness” shall mean the principal, premium (if any), unpaid interest and other obligations arising out of (i) that certain note, in the principal amount of Three Million ($3,000,000) Dollars, dated March 31, 2008, issued to St. Cloud Capital Partners II, L.P. (ii) that certain note, in the principal amount of Three Million ($3,000,000) Dollars, dated June 30, 2008, issued to St. Cloud Capital Partners II, L.P. and (iii) up to $1,000,000 of other senior indebtedness that may be incurred by the Company after the date hereof in favor of St. Cloud Capital Partners II, L.P., some or all of which shall rank either pari passu with, or senior to, this Note.

6.           Amendments and Waivers.  The terms of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the Holder’s consent.

7.           Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Note Purchase Agreement.

8.           Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

9.           Governing Law; Venue.  This Note shall be governed by and construed under the laws of the State of New York applicable to agreements made and to be performed entirely within such jurisdiction.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE.

10.           Waivers.  The nonexercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

IN WITNESS WHEREOF, the Company has have caused its duly authorized officers to execute this Note as of the date first written above.

COMPANY:

NATIONAL HOLDINGS CORPORATION

By: _______________________________
       Name:
       Title

EXHIBIT A
WRITTEN ELECTION TO CONVERT

______________________, the registered holder of this 5% Convertible Subordinated Promissory Note, issued June ___, 2010 hereby gives notice of the conversion of $___________ of Principal Amount, together with accrued interest into Units of National Holdings Corporation at the applicable Conversion Price.

Signature of Holder:

______________________________________________
(must be in exact name as listed on the first page of this Note)

SCHEDULE A
PRINCIPAL TERMS
OF SUBSEQUENT FINANCING

Securities
(1) Series C Preferred Voting Stock (the “Series C Preferred”), initially convertible into an aggregate of up to 4,000,000 shares of the Company’s common stock (“Common Stock”) and (2) a warrant (the “B Warrant”) to purchase an aggregate of up to 4,000,000 shares of Common Stock.

Targeted Closing
Definitive agreements and closing by July 7, 2010 (the “Closing Date”) subject to satisfactory completion of due diligence, receipt of required internal approvals, no material adverse change, execution of definitive documentation and compliance with applicable regulatory approvals.

Investors	Holders of the Company’s 5% Convertible Subordinated Promissory Notes, dated June 4, 2010 (the “Notes”) upon optional exercise of such holders’ Note conversion rights.

Terms of the Series C Preferred:

Dividends	None.

Liquidation
In the event of any liquidation of the Company, after payment of the liquidation preference to the holders of the Company’s Series A Preferred Stock, the holders of Series C Preferred Stock shall be entitled to receive a per share liquidation preference equal to the current conversion price.

Optional Conversion
The Series C Preferred will be convertible into Common Stock, at the then applicable conversion rate, at any time at the option of the holder.  The Conversion Price initially shall be $0.50 and shall be subject to adjustment for stock splits, stock dividends and the like.

Adjustments to the Conversion Price
“Full ratchet” based price protection on issuances of equity securities thru March 31, 2011 (the “Outside Date”) for consideration less than the then effective Conversion Price, subject to standard exceptions.

Voting Rights	Holders of Preferred Stock shall have the right to vote with the Common Stock as a single class on an ‘as converted’ basis, minus one (1) vote.

Covenants	Customary affirmative and negative covenants, in a manner which does not violate the terms of the Series A Preferred Shares and the St. Cloud senior indebtedness.

Terms of the Warrants:

Warrants
The Warrants will have an exercise price of $.50 per share (subject to adjustments for stock splits, stock dividends and the like).  One third of the Warrants will vest immediately, one third will vest one year from issuance and one third will vest two years from issuance.  Each tranche of the Warrants will be exercisable during the five year period commencing the date of vesting.  The Warrants will contain a customary “cashless exercise” provision.

Anti-dilution	“Full ratchet” price protection on issuances less than the then current exercise price through the Outside Date, subject to standard exceptions.

Other Conditions:

Board of Directors	Frank Plimpton (the “Lead Investor”) shall be appointed to the Board of Directors.

Permitted Financings	Subject to anti-dilution rights set forth in the Preferred Stock and Warrants, any debt and/or equity raise up $3 million.

Registration Rights
The Company shall file with the SEC a Registration Statement on Form S-1 (or any other applicable form) within 90 days following the Closing Date covering the re-sale of the Common Stock underlying the Preferred Stock and the Warrants.
The Company will use commercially reasonable efforts to cause such Registration Statement to go effective within 150 days following the Closing Date (or, if the Registration Statement is not reviewed by the SEC, then the Company shall cause the Registration Statement to be declared effective within 5 business days of notification from the SEC that there will not be a review).  The Company shall also maintain the effectiveness of such Registration Statement until all of the securities covered by the Registration Statement may be sold by the purchasers under Rule 144 without any restriction (including volume restrictions).
The purchasers’ registration rights shall be subject to any limitations under Rule 415 of the Securities Act of 1933, as amended, and the registration rights of the other holders of the Company’s securities, in each case as may be negotiated in good faith and as a condition to closing.

Expenses
Each party shall pay its own fees and expenses with respect to the Series C Preferred financing, except that in the event of a closing the Company will pay the reasonable legal fees and expenses incurred by counsel to converting Noteholders, in an amount not to exceed $25,000.

Participation Period
For a period commencing from the conversion of the Notes until the Outside Date (the “Participation Period”), the Company agrees, except with respect to Permitted Financings, to provide the Lead Investor a right of first refusal on customary terms (“ROFR”) to match any capital raising transaction, sale or combination of the Company (a “Transaction”) proposed by or that the Company desires to effect with a bona fide third party.  Notwithstanding the foregoing, if prior to the expiration of the Participation Period, the Company’s Board of Directors determines that it must effecuate a Transaction, and that failure to take such action would violate its fiduciary duties under applicable law, the Company may proceed with such Transaction without offering the ROFR, provided, however, that in such event, as a condition to the consummation of the Transaction, the Company must require the counter-party(ies) in the Transaction to include a co-sale right (but not obligation) by all converting Noteholders to sell to said counter-party(ies) all of their shares of Series C Preferred (but not Warrants) at a converted share price as set forth below (the “Makewhole Price”), said co-sale to close (a) simultaneously with the Transaction in the case of non-Insider members who are converting Noteholders, and (b) on the date which is 6 months and 5 business days following the closing of the Note conversion in the case of converting Noteholders who are affiliates of the Company.  The Makewhole Price shall be the greater common share equivalent price in the Transaction and (a) for days 0-90 after the conversion of the Notes, $0.75, (b) for days 91-180, $1.00, (c) for days 181-270, $1.25, and (d) for days 271-360, $1.50.

Documentation
The definitive documentation will principally consist of a Securities Purchase Agreement, a Certificate of Designation of Series C Preferred Stock, a Registration Rights Agreement and a form of Warrant, each of which shall contain such additional and supplementary provisions, including, without limitation, customary representations, warranties, affirmative and negative covenants, agreements, payments and remedies, as are appropriate to preserve and protect economic benefits intended to be conveyed to the Company and to the purchasers of the Preferred Stock.

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